Exhibit 99.1

Contact:
Name:  Phil Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                                               October 23, 2003

NSTAR Reports Third Quarter Results for 2003

Boston, MA -- NSTAR (NYSE: NST) today reported earnings available for common shareholders of $66.9 million, or $1.26 and $1.25 per basic and diluted common share, respectively, for the third quarter of 2003, compared to $73.2 million, or $1.38 and 1.37 per basic and diluted share for the same period in 2002.

Contributing to the decline in earnings for the quarter was a decrease in electric revenues that reflects more normal weather conditions this year compared to last year when Greater Boston experienced one of the hottest summers on record.  Cooling degree days declined by 17% in the current quarter compared to the same period last year.  Also contributing to the earnings decline is that last year’s earnings included certain cost recoveries related to regulatory filings.  A decline in earnings from non-utility operations also contributed to the decrease.  Factors that had a positive impact on the quarter’s earnings included a decrease in operations and maintenance expense, an increase in gas sales and lower interest costs.

Chairman, President and Chief Executive Thomas J. May said, “Despite significantly milder weather conditions in the third quarter, we are on target to achieve both our financial and operational goals for the year.  We are meeting the aggressive service quality performance standards that we set at the start of the year to serve our customers well.  I am pleased to report that our performance related to reliability, restoration and response to customer calls continues to exceed our targets.”  May added, “This solid operational performance is evidence that the investments we’ve made in our electric system infrastructure have been well spent.”

Management reiterates its previous guidance for earnings for the year 2003 at a range of $3.35 - $3.45 per basic share.

NSTAR is anticipating the receipt of an order from the Massachusetts Department of Telecommunications and Energy on or about November 1, 2003 regarding the company’s proposed rate mechanism for pension and other postretirement costs.  The outcome of this order could impact the third quarter results and earnings for the year 2003.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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Comparative unaudited results for the third quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended September 30:	2003	2002	% Change
Operating revenues	$805,155	$743,284	8.3%
Net income	$67,389	$73,717	(8.6)%
Preferred dividends	$490	$490	-
Earnings per share
Basic	$1.26	$1.38	(8.7)%
Diluted	$1.25	$1.37	(8.8)%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,436	53,310	0.2%
Dividends declared per common share	$0.54	$0.53	1.9%

Twelve months ended September 30:	2003 (c)	2002 (b)	% Change
Operating revenues	$2,866,411	$2,746,639	4.4%
Net income	$199,327	$143,312	39.1%
Preferred dividends	$1,960	$2,627	(25.4)%
Earnings per share:
Basic	$3.72	$2.65	40.4%
Diluted	$3.70	$2.64	40.2%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,335	53,261	0.1%
Dividends declared per common share	$2.16	$2.12	1.9%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2003.

(b) Results for the twelve-month period ended September 30, 2002 include a non-cash after-tax impairment charge of $27.6 million, or $0.52 per share, related to NSTAR’s investment in RCN Corporation (RCN).

(c) Results for the twelve-month period ended September 30, 2003 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of tax benefits of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to NSTAR’s investment in RCN offset, in part, by an impairment charge of $9.7 million, or $0.18 per share, associated with the RCN investment.

Webcast

Please note that we are planning to webcast a presentation at Edison Electric Institute’s 38th Annual Financial Conference in Orlando, Florida on Tuesday, October 28, 2003 at 8:15 AM (Eastern Standard Time).  To access this webcast go to www.nstaronline.com, click on “Investor Relations” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

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Recent Events

On October 1, 2003, NSTAR initiated a plan to sell or transfer certain of its Power Purchase Agreements (PPA) through a competitive bidding process.  The approximately 1,100 megawatts of PPA entitlements offered through this auction process provide a diverse portfolio of entitlements in generation facilities with a broad range of fuel types, operational characteristics and contract terms.  All are located within the jurisdiction of the New England Power Pool.  This transaction is part of a continuing effort to mitigate stranded costs.  These PPA’s are currently used to supply standard offer service.

Forward-Looking Statements

This earnings release contains management’s guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR’s management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

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